Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Zions Bancorporation:

We consent to incorporation by reference herein of our report dated February 7, 2000 relating to the consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 1999 of Zions Bancorporation and subsidiaries, which report appears in the December 31, 2001 annual report on Form 10-K of Zions Bancorporation, and to the reference to our firm under the heading “Experts” in the prospectuses.

Salt Lake City, Utah
August 2, 2002

/s/ KPMG, LLP